EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Security Bank Corporation Announces 3rd Quarter Dividend

MACON, GA –August 21, 2006

Security Bank Corporation, (NASDAQ: SBKC), announced today that it has declared a third quarter dividend, paying $0.075 per share on September 29, 2006 to shareholders of record on September 15, 2006.

Security Bank Corporation is a multi-bank holding company based in Macon, Georgia with assets of approximately $1.97 billion and total shareholders’ equity of $257.8 million at June 30, 2006. Security Bank Corporation operates five community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates a mortgage subsidiary, Fairfield Financial Services, Inc., with offices throughout Georgia.

Questions about Security Bank Corporation should be directed to Rett Walker at (478) 722-6220 or Jim McLemore at (478) 722-6243.